UMB FINANCIAL CORPORATION AND UMB BANK, N.A.
                           ANNOUNCE MANAGEMENT CHANGES

     The Boards of Directors of UMB Financial Corporation and UMB Bank, n.a, announced several important changes in the multi-bank holding company and lead bank's management structure in a joint telephone meeting today.


     R. Crosby Kemper will retain his title of Chairman of UMB Financial Corporation and assume that of Chief Executive Officer.

     Alexander C. Kemper (Sandy Kemper) is stepping down as President and Chief Executive Officer of UMB Financial Corporation and Chairman and Chief Executive Officer of UMB Bank, n.a., in order to become the Chief Executive Officer of eScout.com, the business-to-business e-commerce subsidiary of UMB Financial Corporation.

     "eScout.com is the first and largest business-to-business e-commerce marketplace devoted to community businesses and banks," said Kemper. "I'm a passionate believer in the power of community and understand the value of independent businesses and the community banks that serve them. My family traces its roots in community banking back over five generations. I am proud to be part of a tradition of commitment to community and prouder still to have this opportunity to carry that tradition of trust into the Internet economy."

     Alexander C. Kemper will continue to be involved with the holding company and lead bank as a board director of UMB Financial Corporation and UMB Bank, n.a. He will also remain a member of the Executive Committee of UMB Financial Corporation and work with a newly created Office of the Chairman and Chief Executive Officer.

     An Office of the Chairman and Chief Executive Officer of UMB Financial Corporation will be established in order to manage the holding company. The office will include R. Crosby Kemper, R. Crosby Kemper III, Peter J. Genovese and J. Mariner Kemper, President of UMB Bank Colorado. This integrates our principal markets of Kansas City, St. Louis and Denver into the top management of the Company.

     R. Crosby Kemper III, currently president of UMB Bank, St. Louis, has been elected Chairman and Chief Executive Officer of UMB Bank, n.a.

     Peter J. Genovese, currently Chairman of UMB Bank, St. Louis and Vice Chairman of UMB Financial Corporation, will take on the title of President of the holding company and remain in St. Louis.

     "I am tremendously proud of Sandy and feel doubly proud that Crosby has the great ability to assume such additional responsibility," said R. Crosby Kemper, chairman of UMB Financial Corporation. "We have a team of the highest caliber and these actions will enhance both UMB Financial Corporation and eScout.com. The possibility of tremendous growth for both companies is unlimited."

     UMB Bank, n.a., with $6.7 billion in assets, is a wholly owned subsidiary of UMB Financial Corporation. The multi-bank holding company, with $8.1 billion in assets, is headquarterd in Kansas City, Missouri, and operates more than 161 locations throughout Missouri, Illinois, Colorado, Kansas, Nebraska and Oklahoma.